Exhibit 99.1

Media Contact Chris Muller PAETEC (585) 340-8218 christopher.muller@paetec.com	Investor Contact Pete Connoy PAETEC (585) 340-2649 peter.connoy@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Announces First Quarter 2009 Results

FAIRPORT, N.Y. (May 6, 2009) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced first quarter 2009 financial and operating results. “We’re pleased with our first quarter results despite the difficult macroeconomic backdrop, and are well positioned to compete in virtually every major city in the U.S.” said Arunas A. Chesonis, PAETEC chairman and CEO. “With today’s official opening of our San Francisco Bay Area sales office, we will be competing in 83 of the top 100 MSAs.” Highlights of the 2009 first quarter included the following:

•	First quarter revenue of $399.3 million, which represented an 11.3% increase over first quarter 2008 revenue of $358.8 million;
•	First quarter adjusted EBITDA* of $63.9 million, which represented a 7.5% increase over first quarter 2008 adjusted EBITDA of $59.5 million;
•	First quarter free cash flow* of $33.9 million, which represented the 25th consecutive quarter in which PAETEC or its predecessor generated positive free cash flow;

* Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States. Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, sales and use tax settlement, integration and separation costs, and gain on non-monetary transactions, and with respect to pro forma adjusted EBITDA, McLeodUSA sales and use tax charge. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with generally accepted accounting principles, and for a quantitative reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with generally accepted accounting principles.

•	First quarter net loss of $3.3 million compared to first quarter 2008 net loss of $3.0 million;
•	First quarter net cash provided by operating activities of $11.2 million compared to first quarter 2008 net cash provided by operating activities of $2.6 million;
•	The repurchase of 623,200 shares of common stock in first quarter 2009 for an aggregate cost of $764,853 or $1.23 average cost per share; and
•	A cash balance of $144.0 million at March 31, 2009.

Quarterly Results

Total revenue for first quarter 2009 increased 11.3% to $399.3 million from $358.8 million for first quarter 2008, principally due to the addition of the operating results of McLeodUSA Incorporated, which PAETEC acquired on February 8, 2008.

Revenue from network services, which accounted for 79.4% of first quarter 2009 total revenue, increased 11.0% to $317.1 million over first quarter 2008 revenue. The growth in network services revenue reflected the contribution of McLeodUSA’s operations and growth of approximately 23.8% in PAETEC’s Dynamic IP and MPLS VPN revenue. Network services revenue growth on a period-over-period basis continues to be tempered by slower growth in billable minutes of use and an increase in disconnects.

Revenue from carrier services represented 17.2% of first quarter 2009 total revenue and grew 18.4% over first quarter 2008 revenue to $68.7 million, largely reflecting the addition of McLeodUSA’s operations. Revenue from integrated solutions accounted for the remaining 3.4% of first quarter 2009 total revenue. The integrated solutions business, which tends to generate uneven results on a quarterly basis, experienced an 11.2% decrease in revenue, including a 13.8% decrease from hardware related revenues, to $13.4 million from first quarter 2008.

Adjusted EBITDA for first quarter 2009 increased 7.5% to $63.9 million over adjusted EBITDA of $59.5 million for first quarter 2008. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, was 16.0% for first quarter 2009 compared to an adjusted EBITDA margin of 16.6% for first quarter 2008. The decrease in margin was largely attributable to the addition of lower-margin McLeodUSA revenues for the 2009 quarter and to higher network costs and SG&A expenses resulting from business acquisitions.

Net loss for first quarter 2009 was $3.3 million compared to net loss of $3.0 million for first quarter 2008. Interest expense for first quarter 2009 decreased to $17.2 million from $18.3 million for first quarter 2008 due to significantly lower interest rates on PAETEC’s credit facility loans in first quarter 2009, which more than offset increased debt levels resulting from the McLeodUSA acquisition and the $50.0 million revolver drawdown in fourth quarter 2008. Provision for income taxes increased $4.7 million from a $3.9 million tax benefit in first quarter 2008 to $0.8 million of income tax expense in first quarter 2009, due to the establishment of a full valuation allowance for deferred tax assets.

Pro Forma Quarterly Comparison

The following pro forma results for first quarter 2008 give effect to PAETEC’s acquisition of McLeodUSA as if it had occurred at the beginning of 2008. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the acquisition had been completed as of January 1, 2008, nor do the pro forma results intend to be a projection of results that may be obtained in the future.

Actual total revenue of $399.3 million for first quarter 2009 represented a decrease of 3.4% from pro forma total revenue of $413.1 million for first quarter 2008. The decrease in actual total revenue was primarily attributable to customer attrition at approximately the anticipated rate in PAETEC’s non-core sub-T1 business and to reduced focus on fiber IRU sales, which together accounted for $13.3 million of the difference. In addition, general economic conditions contributed to pricing concessions on contract renewals and a marginal increase in customer attrition, as well as a reduction in all traffic volumes, including access traffic, resulting in reduced associated minutes of use revenue. Actual adjusted EBITDA of $63.9 million for first quarter 2009 represented a decrease of 1.7% from pro forma adjusted EBITDA of $65.0 million for first quarter 2008.

Actual adjusted EBITDA margin was 16.0% for first quarter 2009 compared to pro forma adjusted EBITDA margin of 15.7% for first quarter 2008. The positive effects of the McLeodUSA acquisition on expenses through the leveraging of PAETEC’s network, network cost reductions and achievement of synergies more than offset the reduction in pro forma revenue.

Although first quarter 2009 actual cost of sales decreased 2.5% compared to first quarter 2008 pro forma costs of sales, gross margins declined from 50.6% on a pro forma basis in first quarter 2008 to actual gross margins of 50.2% in first quarter 2009. Pro forma SG&A expenses, excluding stock-based compensation, as a percentage of pro forma total revenue were 34.8% in first quarter 2008 compared to actual SG&A expenses as a percentage of actual total revenue, which declined to 34.1% in first quarter 2009, primarily as a result of headcount reductions made in 2008.

Actual net loss for first quarter 2009 declined to $3.3 million from a pro forma net loss of $11.1 million for first quarter 2008. The smaller actual net loss for first quarter 2009 primarily reflected lower SG&A and depreciation expenses and network costs. In addition, pro forma net loss for first quarter 2008 included $19.1 million of one-time integration and restructuring expenses and sales tax and use charges, which were partially offset by $15.7 million of income tax benefits. Actual interest expense of $17.2 million for first quarter 2009 represented a decrease of 7.4% from pro forma interest expense of $18.6 million for first quarter 2008.

Capital Expenditures

Capital expenditures for first quarter 2009 increased to $30.0 million, or 7.5% of total revenue, from $21.4 million, or 6.0% of total revenue, for first quarter 2008. Capital expenditures for first quarter 2009 were largely applied to investment in enhancements to PAETEC’s network.

Actual capital expenditures for the first quarter 2009 increased 23.4% from pro forma capital expenditures of $24.3 million, or 5.9% of total revenue, for the first quarter of 2008 to $30.0 million, or 7.5% of total revenue.

Cash Flow and Liquidity

PAETEC had a quarter-end cash balance of $144.0 million compared to the year-end 2008 level of $164.5 million, primarily as a result of working capital changes. Cash flow provided by operations was $11.2 million in first quarter 2009, while cash flow provided by operations was $2.6 million in first quarter 2008. Free cash flow for the first quarter 2009 was $33.9 million and was the 25th consecutive quarter of free cash flow generation.

Indebtedness

As of March 31, 2009, PAETEC had $928.2 million in debt under its revolver, term loan credit facility and senior notes.

At March 31, 2009, $578.2 million was outstanding under PAETEC’s senior credit facility term loans, which have a maturity date of February 28, 2013. Before their maturity, PAETEC is required to make scheduled principal payments of $6.0 million annually on the term loans. At the end of first quarter 2009, PAETEC was well within the sole financial maintenance covenant in its credit facility, which provides for a maximum permissible ratio of consolidated debt (defined as consolidated debt less cash on hand in excess of $20 million) to consolidated EBITDA (as defined) of 5.00:1.00. During first quarter 2009, PAETEC made a scheduled principal payment of $1.5 million on its term loans.

At the beginning of the second quarter of 2009, PAETEC made $5.6 million in excess cash flow payments in reduction of the principal amount of its credit facility term loans.

PAETEC drew down its $50.0 million revolver in full on October 15, 2008. The revolver has a maturity date of February 28, 2012.

At March 31, 2009, PAETEC had outstanding $300 million principal amount of 9.5% senior notes due 2015. The senior notes have no financial maintenance covenants.

Common Stock Repurchase Program

PAETEC repurchased a total of 623,200 shares of common stock for an aggregate cost of $764,853, or $1.23 average cost per share, in first quarter 2009. Since the inception of its previously announced program to repurchase up to $30.0 million of common stock through August 2009, PAETEC has repurchased approximately 6.5 million shares of common stock for an aggregate price of approximately $13.8 million. As of March 31, 2009, PAETEC had 140.8 million shares outstanding.

Conference Call

As previously announced, PAETEC will host a conference call today at 5:00 p.m. ET. Chairman and CEO Arunas Chesonis, Chief Financial Officer Keith Wilson, and Chief Operating Officer EJ Butler, Jr., will be participating. A live webcast and a replay of the call will be available at www.paetec.com.

Conference Call details are as follows:

US/Canada Dial in: (866) 804-6920

International: (857) 350-1666

Passcode: 40541684

Webcast: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=2176222

Replay details are as follows:

Replay Dates: May 6, 2009, 9:00 p.m. ET through May 20, 2009

US/Canada Replay Dial in: (888) 286-8010

International Replay Dial in (617) 801-6888

Replay Passcode: 76319726

Replay Webcast: http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=190031&eventID=2176222

Supplemental Information

A supplemental presentation of information complementary to the information presented in this release will be made available on the Investor Relations portion of www.paetec.com at the time of the conference call.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These statements involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2008 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; the continued availability of necessary network elements at acceptable cost from competitors; changes in regulation and the regulatory environment; industry consolidation; PAETEC’s ability to manage its business effectively; competition in the markets in which PAETEC operates; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s ability to integrate the operations of acquired businesses; PAETEC’s ability to implement its acquisition strategy; any significant impairment of PAETEC’s goodwill; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; interest rate risks and compliance with covenants under PAETEC’s debt agreements; PAETEC’s ability to attract and retain qualified personnel and sales agents; PAETEC’s failure to obtain and maintain network permits and rights-of-way; PAETEC’s involvement in disputes and legal proceedings; PAETEC’s ability to maintain and enhance its back office systems; and effects of network failures, system breaches, natural catastrophes and other service interruptions. PAETEC disclaims any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended March 31,
	2009	2008
Revenue:
Network services revenue	$317,076	$285,634
Carrier services revenue	68,749	58,043
Integrated solutions revenue	13,425	15,119

Total revenue	399,250	358,796
Cost of sales (exclusive of operating items shown separately below)	198,983	176,079
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	141,018	129,157
Sales and use tax settlement	(1,200)	—
Integration and separation costs	—	2,106
Depreciation and amortization	46,213	40,609

Income from operations	14,236	10,845
Other income, net	(435)	(558)
Interest expense	17,224	18,262

Loss before income taxes	(2,553)	(6,859)
Provision for (benefit from) income taxes	755	(3,909)

Net loss	$(3,308)	$(2,950)

Net cash provided by operating activities	$11,160	$2,568
Net cash used in investing activities	$(29,142)	$(137,366)
Net cash (used in) provided by financing activities	$(2,503)	$92,570

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, provision for (benefit from) income taxes, stock-based compensation, sales and use tax (settlement) charge, integration and separation costs, and gain on non-monetary transaction. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as revenue and cash flows from operations, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary ongoing and customary course of its operations. Management also uses this measure to evaluate PAETEC’s performance relative to that of its competitors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview-Adjusted EBITDA Presentation” in our Annual Report on Form 10-K for our 2008 fiscal year for additional information regarding management’s reasons for including adjusted EBITDA data and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended March 31,
	2009	2008
Net loss	$(3,308)	$(2,950)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	46,213	40,609
Interest expense, net of interest income	16,841	17,578
Provision for (benefit from) income taxes	755	(3,909)

EBITDA	60,501	51,328

Stock-based compensation	4,762	6,026
Sales and use tax settlement	(1,200)	—
Integration and separation costs	—	2,106
Gain on non-monetary transaction	(141)	—

Adjusted EBITDA	$63,922	$59,460

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by PAETEC’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of PAETEC’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of PAETEC’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

•

free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow; and

•	free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended March 31,
	2009	2008
Adjusted EBITDA (see previous page)	$63,922	$59,460
Purchases of property and equipment	(29,985)	(21,360)

Free cash flow, as defined	33,937	38,100
Purchases of property and equipment	29,985	21,360
Interest expense, net of interest income	(16,841)	(17,578)
Other	(747)	—
Integration and separation costs	—	(2,106)
Amortization of debt issuance costs	513	501
Amortization of debt discount	274	187
Changes in operating assets and liabilities	(35,961)	(37,896)

Net cash provided by operating activities	$11,160	$2,568

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of March 31, 2009	As of December 31, 2008
Financial Data (in thousands):
Cash and cash equivalents	$144,043	$164,528
Accounts receivable, net	$209,490	$202,843
Property and equipment, net	$626,375	$638,941

Accounts payable	$73,331	$89,465
Other accrued expenses	$120,916	$140,424
Current portion of long-term debt and capital lease obligations	$14,594	$14,258
Long-term debt and capital lease obligations	$915,545	$916,575

Operating Data

Geographic markets served	80	80

Number of switches deployed	120	118

Total digital T1 transmission lines installed (1)	218,904	215,768

Total access line equivalents installed (1) (2)	5,737,226	5,669,614

Total employees	3,673	3,685

(1)	The number of lines as of December 31, 2008 have been adjusted to reflect consistent application of the PAETEC reporting methodology. The digital T1 transmission lines and access line equivalents as of December 31, 2008 include 47,408 digital T1 transmission lines, or 1,137,792 access line equivalents, representing high capacity transmission lines acquired through the McLeodUSA merger reported on a basis consistent with the PAETEC methodology.
(2)	Includes Plain Old Telephone Service (“POTS”)

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(Based on combination of historical results of PAETEC Holding and McLeodUSA) (1)

(in thousands)

	Three Months Ended March 31,
	2009	2008
Total revenue	$399,250	$413,107
Cost of sales (exclusive of operating items shown separately below)	198,983	204,083
Selling, general and administrative expenses (exclusive of operating items shown separately below and inclusive of stock-based compensation)	141,018	150,246
Sales and use tax (settlement) charge	(1,200)	11,995
Integration and separation costs	—	7,143
Depreciation and amortization	46,213	48,412

Income (loss) from operations	14,236	(8,772)
Other income, net	(435)	(503)
Interest expense	17,224	18,596

Loss before income taxes	(2,553)	(26,865)
Provision for (benefit from) income taxes	755	(15,716)

Net loss	$(3,308)	$(11,149)

(1)	The pro forma results for the three month period ended March 31, 2008, gives effect to PAETEC’s acquisition of McLeodUSA as if it had occurred at the beginning of that fiscal year. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the mergers had been completed on that date. The results for the three month period ended March 31, 2009 are actual results.

The table below sets forth, for the three month period ended March 31, 2008, a reconciliation of pro forma adjusted EBITDA to pro forma net loss, calculated in accordance with GAAP based on the combination of historical results of PAETEC Holding and McLeodUSA for such periods. The table below sets forth, for the three month period ended March 31, 2009, a reconciliation of actual adjusted EBITDA to actual net loss, as net loss is calculated in accordance with GAAP.

	Three Months Ended March 31,
	2009	2008
Net loss	$(3,308)	$(11,149)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	46,213	48,412
Interest expense, net of interest income	16,841	17,963
Provision for (benefit from) income taxes	755	(15,716)

EBITDA	60,501	39,510

Stock-based compensation	4,762	6,369
Sales and use tax (settlement) charge	(1,200)	11,995
Integration and separation costs	—	7,143
Gain on non-monetary transaction	(141)	—

Adjusted EBITDA	$63,922	$65,017

Purchases of property and equipment	$29,985	$24,302